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Confidential And Proprietary
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                                   SCHEDULE B

    (Dated: September 30, 2011 Amended: November 1, 2012, November 6, 2015)

      THIS SCHEDULE B is Schedule B to that certain Transfer Agency Services Agreement dated as of September 30, 2011 and amended November 1, 2012 and November 6, 2015, between BNY Mellon Investment Servicing (US) Inc. and First Trust Series Fund.

                                   PORTFOLIOS

                First Trust Preferred Securities and Income Fund
                  First Trust/Confluence Small Cap Value Fund
                  First Trust Short Duration High Income Fund
                         First Trust AQA(R) Equity Fund










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